Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

(Third) RESTATED CERTIFICATE OF INCORPORATION OF POLARITYTE, INC.

PolarityTE, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify that:

1. The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Third Restated Certificate of Incorporation, as amended, to effect a reverse stock split at a ratio of l-for-25, (ii) declaring such amendment to be advisable and in the best interest of the Corporation, and (iii) calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

2. Upon this Certificate of Amendment becoming effective, Article FOURTH of the (Third) Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following new paragraph at the end of such article:

D. Reverse Stock Split.

Effective at 4:15 p.m., Eastern Time, on May 16, 2022 (the “2022 Split Effective Time”), every twenty-five (25) shares of common stock issued and outstanding or held by the Corporation as treasury shares as of the 2022 Split Effective Time shall automatically, and without action on the part of the stockholders, convert and combine into one (1) validly issued, fully paid, and non-assessable share of common stock, without effectuating a change to the par value per share of common stock (the “2022 Reverse Split”). In the case of a holder of shares not evenly divisible by twenty-five (25), in lieu of a fractional share of common stock, such holder shall receive an additional share of common stock. As of the 2022 Split Effective Time and thereafter, each certificate representing shares of common stock prior to the 2022 Reverse Split is deemed to represent the number of post- 2022 Reverse Split shares into which the pre-2022 Reverse Split shares were converted.

3. Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

4. This Certificate of Amendment has been duly approved by the holders of the requisite number of shares of capital stock of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware and the applicable provisions of the (Third) Restated Certificate of Incorporation.

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:55AM05/13/2022
FILED 08:00 AM 05/13/2022
SR 20221971562 - File Number 2894506

5. This Certificate of Amendment shall become effective at 4:15 p.m., Eastern Time, on May 16, 2022.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 13th day of May 2022.

POLARITYTE, INC.
a Delaware corporation

By:	/s/ Jacob Patterson
Name:	Jacob Patterson
Title:	Chief Financial Officer

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